Exhibit 99.1

FG New America Acquisition Corp. Announces the Separate Trading of its Common Stock and Warrants, Commencing November 20, 2020

Itasca, IL – November 17, 2020 – FG New America Acquisition Corp. (NYSE: FGNA.U) (the “Company”) announced today that, commencing November 20, 2020, holders of the units sold in the Company’s initial public offering of 23,775,000 units completed on October 2, 2020 may elect to separately trade the shares of the Company’s Class A common stock and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange (“NYSE”) under the symbols “FGNA” and “FGNA WS,” respectively. Those units not separated will continue to trade on the NYSE under the symbol “FGNA.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Piper Sandler & Co. and ThinkEquity, a division of Fordham Financial Management, Inc., acted as joint book-running managers for the offering. A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 29, 2020.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Piper Sandler, 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, by telephone at (866) 805-4128, by email at prospectus@psc.com and ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com.

About FG New America Acquisition Corp.

FG New America Acquisition Corp. is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to concentrate its efforts on identifying businesses in the insurance and financial services industry, with particular emphasis on businesses that are providing or changing technology for traditional financial services ("FinTech"), insurance ("InsureTech"), or other sectors where disruptive and/or adaptive technology or other factors are driving changes in a new era in the American business landscape.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given as to the consummation of any business combination or the terms thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC, and other documents of the Company filed, or to be filed, with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Larry G. Swets, Jr.

(630) 824-8199

lswets@itascafinancial.com